Fulucai Productions Ltd.

Draft For Discussion- Not Legally Binding

August 12, 2013

Ilyas Chaudhary
Blue Sky NM, Inc

By email

Dear Ilyas,

Conditional Memorandum of Understanding - Acquisition of Oil & Gas Interest in New Mexico

Thank you for your interest in considering a potential business transaction with Fulucai Productions Ltd. ("Fulucai").  Fulucai summarizes within this memorandum of understanding (“MOU”) the conditions for acquisition of certain oil and gas interests in New Mexico.  The assets consist of 304 wells found in leases covering approximately 26,160 acres, details of the fields and leases are found in Exhibit “A” attached hereto (the “Properties”).

It is intended that the terms herein will be incorporated into a Stock Purchase Agreement (“SPA”) including representations and warranties and conditions that are normal for such a transaction in accordance with industry standard practice and applicable securities laws:

The understanding is as follows:

•
Fulucai shall acquire 100% of Blue Sky NM, Inc. ("BSN"), from its Shareholders, effective 1 September  2013.  BSN was incorporated July 2013 to acquire assets with the purpose of disposing such Assets to attain control of a publicly listed company.  As of the effective date, BSN's intangible and tangible assets shall be: (a) Ownership of 65% of the Properties; and (b) equipment located on the leases and in the yard as listed in Exhibit "B".

•
Accounts receivable or payable prior to the effective date shall be to the credit or debit of shareholders and any credits and debits after the effective date shall be to the credit of BSN.  Statement of such accounts shall be provided on the Closing Date.

•	Until closing, BSN shall discuss with Fulucai any material decisions concerning the work being conducted on the Properties.

•
Fulucai will issue 65 Million restricted common shares to the Shareholders on the Closing Date and will concurrently cancel the existing 65 million restricted common shares with a confirmation from the current owner of such shares such that this transaction will not create any liability for Fulucai and its shareholders. For clarity, without any additional contemplated private placement, the fully diluted shares outstanding after the closing with BSN shall be 90 Million and BSN Shareholders shall be the holders of 72.2% of the issued and outstanding Fulucai shares.

Fulucai Productions Ltd.

Fulucai shall conduct due diligence on BSN and obtain a reserve report (in the form required by SEC regulations) from a recognized independent engineering company to ensure that the remaining proved reserves are valued at not less than US$40 Million at PV10%. Such valuation shall be calculated on the remaining reserves.  If the remaining proved reserves (PV 10%) are less than $40 Million, Fulucai shall have the right to renegotiate the terms or cancel the transaction, with no further liability to Fulucai.

•	As part of its due diligence Fulucai shall conduct an evaluation and field inspection of the Properties, prior to execution of the formal SPA.

•	The share purchase will be contingent upon Fulucai being satisfied, at their sole discretion, with the reserves and the field Inspection.

•	The SPA will contain such other terms as required for regulatory and stock exchange compliance.

•	Fulucai has the right to make any releases pursuant to its listing requirements and particularly its obligation for continuous disclosure. Such releases will be shared with BSN in advance of release.

•	Fulucai and BSN will work in good faith and make reasonable efforts to prepare the binding SPA arising from this MOU on or before September 15, 2013.

•
Fulucai shall have the exclusive right to purchase BSN up to September 15, 2013 (subject to BSN providing audited financial statements for the previous 3 years).  During this period, BSN shall not market the Properties to any other entity.

•	Closing is anticipated to occur on or before September 30th, 2013 or on a subsequent date with the mutual consent of both Parties.

•	On the Closing Date,

•	The shares of Fulucai will be issued to Shareholders according to the list of the Shareholders to be provided in the SPA;

•	Fulucai shall provide Shareholders with Proforma Financials (as at the Closing Date) demonstrating that liabilities do not exceed $50,000;

•	Shareholders of BSN shall provide audited financial statements to Fulucai (as of the Closing Date) so that Fulucai can prepare proforma financials for its regulatory reporting requirements;

•	Shareholders shall provide 100% of the stock of BSN to Fulucai, free of any encumbrances and liens;

Fulucai Productions Ltd.

•	At closing BSN officers and directors shall appoint such officers and directors as Fulucai shall nominate and the current BSN officers and directors shall resign; and

•	The directors of Fulucai shall be increased to Five (5) of which Two (2) shall be the nominees of the Shareholders.

Any agreement with Fulucai is conditional upon Fulucai obtaining all necessary regulatory and shareholder approvals required to complete the transaction including, without limitation, Fulucai shareholder approval to:

(i)	proceed with necessary equity and/or debt financing;

(ii)	reserve Options for up to 10% of the Issued stock for directors and management; and

(iii)	Fulucai complying with all requirements and regulations with respective authorities in all jurisdictions where the company is currently reporting.

To signify your acceptance of the terms above, please sign in the space below.

Yours Sincerely

/s/Mo Fazil
Mo Fazil
President
Fulucai Productions Ltd.

Accepted for and on behalf of Blue Sky NM, Inc
Name: Ilyas Chaudhary

/s/ Ilyas Chaudhary
Title:
Blue Sky NM, Inc